EXHIBIT 10.01
CAMOFI Letter Agreement
March 22, 2007
Las Vegas Gaming, Inc.
4000 W. Ali Baba Lane
Las Vegas, Nevada 89118
Attn: Bruce Shepard, Chief Executive Officer
Dear Bruce:
Reference is hereby made to (i) the Senior Secured Convertible Note due January 1, 2008 (the “Note”) in the aggregate principal amount of $5,000,000 made by Las Vegas Gaming, Inc. (the “Company”) in favor of CAMOFI Master LDC (“CAMOFI”), (ii) the Registration Rights Agreement (the “Registration Rights Agreement”) dated as of March 31, 2006 between the Company and CAMOFI, and (iii) the additional transactions documents related thereto (the “Transaction Documents”). In consideration of the Company compensating CAMOFI (or its designee) through the issuance of five year warrants to purchase 175,000 shares of Common Stock Series A with an exercise price of $1.48 per share and the payment of $25,000, each of the Company and CAMOFI wish to amend the terms of the Note, the Registration Rights Agreement and the Transaction Documents as follows:
1.	The definition of “Maturity Date” in the first paragraph of the Note is hereby deleted in its entirety and replaced with the following new definition;
“Maturity Date” shall mean January 1, 2009.
2.	The definition of “Monthly Redemption Date” in the Note is hereby deleted in its entirety and replaced with the following new definition;
“Monthly Redemption Date” means the first Business Day of each month, commencing on the first Business Day of October 2007 and ending upon the full redemption of this Note.
3.	Sections 2(a) and 2(b) in the Note are hereby deleted in their entirety and replaced with the following new Sections 2(a) and 2(b);
a) Optional Prepayment. The Company shall have the right to prepay, in cash, on ten days prior written notice to the Holder (during which time the Holder shall have the right to convert this Note into Common Stock or preferred stock, at the option of the Holder, in accordance with the terms hereof) all or a portion of the Notes for an amount equal to 115% of the principal amount to be repaid plus that portion of the Commitment Fee that would be otherwise payable had the prepayment not been made.
b) Mandatory Prepayment. On the closing of a Qualified Financing (for the sake of clarity, this Section 2(b) applies to such portion of the Note not subject to the Automatic Conversion provisions of Section 5(b) hereof) or, in the event that no Qualified Financing occurs prior to the Maturity Date, the Company will be required to prepay or repay, in cash, on ten days prior written notice to the Holder (during which time the Holder shall have the right to convert this Note into Common Stock or preferred stock, at the option of the Holder, in accordance with the terms hereof) the aggregate principal amount of the Notes not converted to Common Stock or preferred stock at 110% of the principal amount thereof plus that portion of the Commitment Fee that would be otherwise payable had the prepayment not been made.
4.	Section 5(b) in the Note is hereby deleted in its entirety and replaced with the following new Section 5(b);
b) Automatic Conversion. Upon the completion of a Qualified Financing, 30% of the aggregate principal amount of this Note shall automatically convert into shares of Common Stock or preferred stock (at the option of the Holder) at the Conversion Price. The remaining 70% of the aggregate principal amount of this Note shall be subject to the provisions of Section 2(b) hereof.
5.	The definition of “Effectiveness Date” in the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following new definition;
“Effectiveness Date” means, with respect to the initial Registration Statement required to be filed hereunder, the 635th calendar day following the date hereof and, with respect to any additional Registration Statements which may be required pursuant to Section 3(c), the 635th calendar day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement is required hereunder; provided, however, in the event the Company is notified by the Commission that one of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Company is so notified if such date precedes the dates required above; and
6.	The definition of “Filing Date” in the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following new definition;
“Filing Date” means, with respect to the initial Registration Statement required to be filed hereunder, the 575th calendar day following the date hereof and, with respect to any additional Registration Statements which may be required pursuant to Section 3(c), the 575th calendar day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement is required hereunder.
7.	All references in the Registration Rights Agreement to “180th day” shall be amended to read “635th day”.
8.	Section 2(a) in the Registration Rights Agreement is hereby amended to provide that the Registration Statement shall be on Form SB-2 or such other similar form.
9.	Section 2(b)(iii) in the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following new Section 2(b)(iii);

“(iii) prior to its Effectiveness Date, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within 90 calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for a Registration Statement to be declared effective; or”
10.	Section 2(b)(iii) in the Registration Rights Agreement is further amended to acknowledge the filing by the Company of a Registration Statement with respect to the Registrable Securities, the receipt of written comments thereto from the Commission and the agreement to not respond to the written comments received from the Commission unless necessary to have the Registration declared effective by the Commission by the Effectiveness Date.
11.	Section 6(b) in the Registration Rights Agreement is hereby amended to not prohibit the inclusion of securities of the Company in the Registration Statement filed for any Registrable Securities.
Based on the foregoing, the Company and CAMOFI acknowledge and agree that, as of the date hereof, each party is in good standing under the Note, the Registration Rights Agreement and the Transaction Documents and that, as of the date hereof, there are no defaults under the Note, the Registration Rights Agreement or any of the Transaction Documents by either party.
If this letter is accordance with your understanding, please sign your name in the space provided below.
Very truly yours,
/s/ Keith D. Wellner
Keith D. Wellner
General Counsel
ACCEPTED AND AGREED TO:
Las Vegas Gaming, Inc.

By:	/s/ Bruce Shepard

Name:	Bruce Shepard
Title:	Chief Executive Officer